Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

Gold Swap Inc

Under Section 402 of the Business Corporation Law

FIRST: SECOND:
The name of the corporation is: Gold Swap Inc

This corporation is formed to engage in any lawful act or activity for which a corporation may he organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requirinu the consent or approval of any state official, department. hoard. agency or other body without such consent or approval first being obtained.

THIRD:	The county within this state, in which the office of the corporation is to be located: Nassau County

FOURTH:	The total number of shares which the corporation shall have authority to issue and a statement of the par value of each share or a statement that the shares are without par value are: 200 with No par value

FIFTH:
The Secretary of State is designated as agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is:

          72 Pond Road
          Woodbury, New York 1 1 797

/s/Danielle Cuhen
Danielle Cohen, Incorporator
20 Robert Pitt Drive, Suite 214
Monsey, New York 10952

CERTIFICATE OF INCORPORATION

OF

Gold Swap Inc

Under Section 402 of the Business Corporation Law

Filed by:
Vcorp Services. LLC
20 Robert Pitt Drive. Suite 214
Monsey. New York 10952
Cust. Ref.#301783

DRAWDOWN ACCOUNT #11D